Exhibit 99.1

NEWS RELEASE

Contact:	Allan D. Harris	(714) 773-7620
Director, Investor Relations

Beckman Coulter’s 4th Quarter and Full Year 2007

Revenue Grows 10.8% and 9.2%, Respectively; 2007 Earnings Per Share Beat Outlook

Board Increases Dividend, Authorizes New Share Repurchase,

Names Garrett Chairman

FULLERTON, California, February 8, 2008 - Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today fourth quarter and year ended December 31, 2007 results. For the fourth quarter, revenue was $789 million, rising on strong sales to clinical diagnostics customers partially offset by softness in demand for life science products. In constant currency, revenue increased 6.8%. Reported net earnings were $44.8 million, or $0.69 per fully diluted share.

	Quarter Ended December 31			Year Ended December 31
	2007	2006	% Chg	2007	2006	% Chg
Reported Results (in millions)
Revenue	$789.0	$712.0	10.8%	$2,761.3	$2,528.5	9.2%

Earnings per Diluted Share:
Continuing Operations	$0.69	$0.97	(28.9)%	$3.27	$2.47	32.4%
Discontinued Operations	—	—	—	0.03	0.45	(93.3)%

Net	$0.69	$0.97	(28.9)%	$3.30	$2.92	13.0%

Adjusted Results Excluding Special Items
Earnings per Diluted Share	$1.08	$1.03	4.9%	$3.25	$2.88	12.8%

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

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Beckman Coulter	Page 2 of 19

Total revenue from clinical diagnostics products increased 12.8% over prior year quarter, or 8.8% in constant currency. Within clinical diagnostics, revenue was driven by increases in Immunoassay of 19.2%, Chemistry of 12.8% and Cellular of 5.5%. Clinical Automation systems revenue grew more than 75% over prior year quarter.

Markets for the company’s life science products continued to be soft in most geographies. Compared to fourth quarter 2006, sales of life science products grew 3.7%. In constant currency, life science product sales declined 0.7%.

The company’s consumables sales grew 10.9%, or 7% in constant currency. The fourth quarter 2006 acquisition of Lumigen, Inc. contributed about 1.0% to this growth. Access immunoassay consumables grew 18.2%, or 14.4% in constant currency, over prior year quarter. Recurring revenue, comprised of supplies, test kits, service revenue and operating-type lease payments, increased 12.9% to $576 million and represented 73.0% of total revenue.

Compared to prior year quarter, revenue in the United States increased 4.2%, with sales of clinical diagnostics products growing 7.4% partially offset by a 10.6% decline in revenue from life science markets. In constant currency, international revenue increased 9.5%. International revenue from clinical diagnostics products increased 10.4%, and life science product sales were up 6.7% over prior year quarter.

Scott Garrett, president and chief executive officer, said, “Fourth quarter results demonstrate the ongoing strength of our clinical diagnostics business worldwide. We continue to gain market share in both Clinical Chemistry and Immunoassay. Sales of our Immunoassay systems grew at more than twice the market rate with placements of the new mid-range Immunoassay system, the UniCel® DxI 600, contributing to this growth.”

Gross profit margin was consistent with prior year quarter. Operating income was $74.6 million. Adjusted operating income was $114.2 million, or 14.5% of revenue, excluding expenses for supply chain restructuring and the write off of in-process R&D associated with the acquisition of NexGen Diagnostics LLC, a spin out of Lumigen, Inc.

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Beckman Coulter	Page 3 of 19

The tax rate for the quarter was approximately 30.3%. Net earnings were $44.8 million, or $0.69 per fully diluted share. Excluding the in-process R&D write off and supply chain restructuring, adjusted net earnings were $69.6 million and adjusted earnings per fully diluted share were $1.08.

Fourth Quarter Business Developments

•	Declared, in October, a $0.16 per share quarterly cash dividend, the last quarterly dividend for 2007 which represents the 16th consecutive increase in annual dividend payout.

•	Re-purchased approximately 537,000 shares of Beckman Coulter stock at an average price of $69.71 per share, completing the company’s 2.5 million share repurchase authorization.

•

Signed agreements with Johns Hopkins University, a leader in cancer genomics research, that provide Beckman Coulter exclusive options to license cancer genomics intellectual property that may arise from its studies of multiple types of cancer including breast, colon and six other cancers.

•	Acquired the remaining 80.1% of NexGen Diagnostics LLC, affording access to technologies with the potential to greatly simplify future immunoassay and molecular diagnostics testing.

•	Acquired the flow cytometry business of Dako Denmark AS, significantly broadening Beckman Coulter’s flow cytometry product line offering.

•

Renewed agreements valued at approximately $94 million per year with MedAssets Supply Chain Systems, one of the nation’s largest healthcare group purchasing organizations, serving more than 125 health systems, including 2,500 hospitals.

•

Entered into a two-year research project to be carried out at Thomas Jefferson University in Philadelphia and Laboraf Diagnostica e Ricerca San Raffaele SpA in Milan. This research will seek to discover genetic signatures for cardiovascular disease and obesity-related hypertension, which would yield exclusive proprietary content for Beckman Coulter’s molecular diagnostics system.

•	Elected Susan R. Nowakowski, chief executive officer, president, and director of AMN Healthcare Services, Inc., to the company’s Board of Directors.

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Beckman Coulter	Page 4 of 19

Post-Quarter Developments

•	Named Scott Garrett, the company’s current President and Chief Executive Officer, as Chairman of the Board, President and Chief Executive Officer, effective April 24, 2008.

•	Named Betty Woods, the company’s current non-executive Chairman, as Lead Independent Director, effective April 24, 2008.

•

Declared a $0.17 per share quarterly cash dividend, a $0.01 per share, or 6.3% increase, payable on March 7, 2008 to all stockholders of record on February 22, 2008. This payout represents the 75th consecutive quarterly dividend.

•	Announced that the company’s Board of Directors authorized the repurchase of up to 2.5 million shares of the company’s outstanding common stock.

•

Entered into agreements with the National University of Ireland, Galway, to direct assay research and acquire licenses for intellectual property as part of the development of infectious disease tests for Beckman Coulter’s molecular diagnostics instrument.

Full Year 2007 Discussion

Revenue for full year 2007 was $2,761.3 million, up 9.2% over prior year, or 6.8% in constant currency. The 2006 acquisition of Lumigen contributed 0.8% to this growth. Compared to prior year, Clinical Diagnostics revenue grew 11.9%, while sales to life sciences markets declined 2%.

Consumables revenue grew 10.6%, or 8.3% in constant currency. The Lumigen contribution to consumables sales growth was 1.4%. Access Immunoassay consumables grew 21.5% accelerating from 2006. Full year 2007 recurring revenue was up 11.8% to $2,162.8 million, or 78.3% of total revenue.

Gross profit margin declined 40 basis points from prior year to 46.9%, driven primarily by a temporary increase in distribution costs largely resulting from the 2007 implementation of the U.S. ERP program and printed circuit board supply issues.

Operating income for the year was $272.4 million. Adjusted operating income was $327.1 million, or 11.8% of revenue.

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Beckman Coulter	Page 5 of 19

Non-operating income was $20.3 million, including a gain of $26.2 million from the company’s Miami land sale and the Biosite transaction break up fee of $40.6 million. These gains were partially offset by a $9 million contribution to establish the Beckman Coulter Foundation. Non-operating expense excluding these items was approximately $37 million, compared to $40 million in 2006.

The tax rate for the year was 28.4%, up from 26.6% in the prior year period primarily due to a shift in geographic profit mix in 2007 and the phase out of certain manufacturing tax credits.

Earnings per fully diluted share were $3.30, up 13% over prior year. Adjusted earnings per fully diluted share were $3.25, exceeding the company’s outlook range of $3.15 to $3.22. (See “Non-GAAP Financial Measures.”)

Garrett continued, “For the full year 2007, free cash flow improved by $116.2 million to $122.7 million. EBITDA increased 24% over 2006. These improvements were driven in large part by the growing benefits of moving to an operating-type lease business model. The positive trends in free cash flow and EBITDA will continue going forward, as we close the gap between capital expenditures for operating-type leases and the associated depreciation.”

Garrett stated, “The continued above-market growth of our clinical diagnostics business was fueled by the introduction of our new UniCel® DxI 600 Immunoassay system and a third straight year of record placements of the UniCel® DxC 600 and 800 clinical chemistry systems. Demand for our chemistry / immunoassay work cells continues at a rapid pace as demonstrated by a 20% increase in placements for the year. In Clinical Automation, placements accelerated and revenue grew almost 70%.”

Full Year 2008 Outlook

The following outlook is based on 2007 adjusted results and does not include special items that may occur in 2008.

“Assuming stable currency, our outlook for full year 2008 revenue growth is 7% to 9%,” Garrett continued. “Our goal for the Clinical Diagnostics business is to continue to exceed 10% revenue growth in 2008. We expect revenue from life science products to be about flat with prior year.

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Beckman Coulter	Page 6 of 19

“Operating margin for the year should expand to around 12.5%, reflecting our commitment to operating excellence. Non-operating expense is expected to be approximately $11 to $12 million per quarter. Pretax profit growth should be between 13% to 16% and even though we expect a tax rate of 30% to 31%, earnings per diluted share should be $3.50 to $3.65. Capital expenditures are expected to be $290 to $310 million, and depreciation and amortization should be between $240 and $260 million. We expect cash flow to be strong in 2008 as it was in 2007 providing a source for share repurchase.”

“In the first quarter, we expect to commercialize our next chemistry / immunoassay work cell, the UniCel® DxC 880i, the first of four new work cells coming in 2008. The new UniCel DxH, our next generation hematology system, should be introduced at the end of 2008, and we continue to make solid progress with the development of our DxN ‘sample-to-result’ instrument for molecular diagnostics. The acquisition of the Dako flow cytometry business and the acquired portfolio of technology from NexGen provide significant new capability in the high-value arenas of Immunoassay, Molecular Diagnostics and Flow Cytometry.

“Strength in clinical systems, assay development, work cell solutions and automation will continue to identify Beckman Coulter as a leader in the clinical diagnostics market, while our continued investment in new technologies and emerging markets create a pathway to sustain above market growth well into the next decade. We are focused on creating shareholder value through growth, quality and operating excellence. Through our comprehensive approach to simplifying, automating and innovating laboratory processes, we are dedicated to improving patient health and reducing the cost of care,” Garrett said.

Investor Conference Call

As previously announced, there will be a conference call today, Friday, February 8, 2008 at 8:30 am ET to discuss the fourth quarter and full year ended December 31, 2007 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, February 22, 2008.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 78 percent of the company’s 2007 revenue of $2.76 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 7 of 19

Forward Looking Statements

This press release contains the company’s unaudited financial results for the fourth quarter of 2007. These results may change as a result of further review by the company’s independent accountants and management. The completion of the audit of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final fourth quarter and annual results will be provided in the company’s annual report to the SEC on Form 10-K.

This press release also contains forward-looking statements regarding the company’s outlook for 2008, including expectations for revenue growth, operating margin, non-operating expense, pretax profit growth, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. In addition, the press release contains statements about the company’s expectations regarding effects on free cash flow and EBITDA resulting from the Company’s move from sales-type leases to an operating-type lease business model, commercialization of its UniCel DxC 880i work cell and UniCel DxH hematology system, and the effects of new technologies and emerging markets on the Company’s market growth.

These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Risk factors that affect the company are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 26, 2007 and its reports to the SEC on Form 10-Q filed with the SEC during 2007. We undertake no obligation to update these disclosures except as may be required by the federal securities laws.

Changes in Presentation

In connection with the preparation of our consolidated financial statements for 2007, we made certain corrections related to our consolidated statements of cash flows due to inadvertent errors in summarizing the amounts. More specifically, corrections have been made to previously reported additions to property, plant and equipment, depreciation expense and changes in inventory. These errors resulted in an overstatement of cash flows provided by operating activities, with an equal overstatement of cash flows used in investing activities, but had no effect on our consolidated balance sheets, consolidated statements of earnings or consolidated statements of stockholders’ equity. The amounts presented in the 2007 consolidated statement of cash flows reflect a reduction of $2.1 million to previously reported depreciation and amortization and a reduction of $24.6 million to previously reported change in inventories for the nine months ended September 30, 2007. This correction also reduced additions to property, plant and equipment presented in the 2007 consolidated statement of cash flows by $26.7 million for the nine months ended September 30, 2007. The amounts presented in the consolidated statement of cash flows for the years ended December 31, 2006 reflect a reduction of $11.8 million to previously reported depreciation and amortization and a reduction of $28.0 million to previously reported change in inventories, reducing operating cash flows from $322.6 million to $282.8 million. This correction also reduced additions to property, plant and equipment for the year ended December 31, 2006 by $39.8 million reducing investing cash flows from $460.5 million to $420.7 million.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarters and years ended December 31, 2007 and 2006 and with respect to Outlook for 2008. The company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating income as a percentage of revenue,” “adjusted net earnings” and related “adjusted diluted earnings per share,” “EBITDA,” “free cash flow” and “constant currency growth.” The company also provided its outlook for 2008 for “adjusted operating margin,” “adjusted pretax profit growth,” “adjusted tax rate” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP.

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Beckman Coulter	Page 8 of 19

Adjusted operating income excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives, licenses for research and development as described above, gains or losses upon sale of assets or businesses and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes that those costs are not reflective of the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses adjusted operating income for evaluating management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating income as a percentage of revenue (also referred to as adjusted operating income margin) is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating income as a percentage of revenue in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating income margin when evaluating the performance trends of our company compared to others. A reconciliation of operating income margin, the GAAP measure most directly comparable to adjusted operating income margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Management uses non-GAAP financial measures, because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP measure that management believes provides useful supplemental information for management and investors. EBITDA is a tool that provides a measure of the earnings of the business before considering the impact of interest, taxes, depreciation and amortization. We believe EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to EBITDA, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after the cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation also is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

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Beckman Coulter	Page 9 of 19

Our Outlook for 2008 adjusted operating income, adjusted pretax profit growth, adjusted tax rate, adjusted net earnings and adjusted net earnings per share excludes the impact of charges or write-offs associated with acquisitions, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring because we are not able to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes that those costs are not reflective of the ongoing performance of the core business. The company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2008, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

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BECKMAN COULTER, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Product revenue	$674.3	$608.0	$2,331.9	$2,130.5
Service revenue	114.7	104.0	429.4	398.0

Total revenue	789.0	712.0	2,761.3	2,528.5

Cost of goods sold	338.6	307.2	1,153.7	1,048.2
Cost of service	80.9	71.2	312.4	283.3

Total cost of sales	419.5	378.4	1,466.1	1,331.5

Gross profit	369.5	333.6	1,295.2	1,197.0

Operating costs and expenses
Selling, general and administrative	193.2	172.6	731.1	687.6
Research and development	97.5	57.6	274.0	264.9
Restructuring	4.2	2.6	16.9	14.3
Asset impairment charges	—	—	0.8	2.3
Litigation settlement	—	—	—	(35.0)

Total operating costs and expenses	294.9	232.8	1,022.8	934.1

Operating income	74.6	100.8	272.4	262.9

Non-operating (income) expense
Interest income	(3.3)	(3.1)	(14.4)	(14.0)
Interest expense	10.4	11.7	49.3	48.0
Debt extinguishment loss	—	5.0	—	7.7
Other, net	3.2	3.3	(55.2)	6.0

Total non-operating expense (income)	10.3	16.9	(20.3)	47.7

Earnings from continuing operations before income taxes	64.3	83.9	292.7	215.2
Income taxes	19.5	21.6	83.0	57.0

Earnings from continuing operations	44.8	62.3	209.7	158.2
Earnings from discontinued operations, net of tax	—	—	1.6	28.7

Net earnings	$44.8	$62.3	$211.3	$186.9

Basic earnings per share:
Continuing operations	$0.71	$1.00	$3.35	$2.53
Discontinued operations	—	—	0.03	0.46

Basic earnings per share	$0.71	$1.00	$3.38	$2.99

Diluted earnings per share:
Continuing operations	$0.69	$0.97	$3.27	$2.47
Discontinued operations	—	—	0.03	0.45

Diluted earnings per share	$0.69	$0.97	$3.30	$2.92

Weighted average number of shares outstanding (in thousands)
Basic	62,879	62,397	62,505	62,575
Diluted	64,535	63,919	64,066	63,971

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BECKMAN COULTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (unaudited)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities
Net earnings	$211.3	$186.9
Less: earnings from discontinued operations, net of tax	1.6	28.7

Earnings from continuing operations	209.7	158.2
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities
Depreciation and amortization	205.5	169.7
Provisions for doubtful accounts receivable	4.7	6.2
Share-based compensation expense	24.5	23.4
Tax benefits from exercises of share-based payment awards	20.7	8.1
Excess tax benefits from share-based payment transactions	(20.7)	(7.9)
Gain on sales of land	(26.8)	—
Asset impairment charges	0.8	2.3
U.S. pension trust contributions	(9.3)	(46.0)
In-process research and development	35.4	—
Deferred income taxes	(19.3)	(13.3)
Changes in assets and liabilities:
Trade and other receivables	(25.5)	(26.8)
Inventories	(51.7)	(0.4)
Accounts payable and accrued expenses	64.4	(21.2)
Income taxes payable	(1.4)	12.5
Long-term lease receivables	14.0	46.6
Other	(24.0)	(7.0)

Net cash provided by operating activities of continuing operations	401.0	304.4
Net cash used in operating activities of Discontinued operations	(1.0)	(21.6)

Net cash provided by operating activities	400.0	282.8

Cash flows from investing activities
Additions to property, plant and equipment	(277.3)	(276.3)
Proceeds from sale of land	30.9	—
Sale of marketable securities	17.7	—
Payments for business acquisitions and technology Licenses, net of cash acquired	(118.2)	(194.6)

Net cash used in investing activities of continuing operations	(346.9)	(470.9)
Net cash provided by investing activities of discontinued operations	2.6	50.2

Net cash used in investing activities	(344.3)	(420.7)

Cash flows from financing activities
Dividends to stockholders	(40.4)	(37.7)
Distribution to minority	(14.2)	—
Proceeds from issuance of stock	88.0	54.0
Repurchase of common stock as treasury stock	(57.3)	(188.4)
Repurchase of common stock held in grantor trust	(1.0)	(1.1)
Excess tax benefits from share-based payment transactions	20.7	7.9
Tax benefit on distribution of stock	1.2	12.0
Debt borrowings, net	8.8	788.2
Debt repayments	(57.1)	(482.9)
Debt acquisition costs	(1.5)	(2.1)

Net cash (used in) provided by financing activities	(52.8)	149.9
Effect of exchange rates on cash and cash equivalents	4.9	5.6

Change in cash and cash equivalents	7.8	17.6
Cash and cash equivalents – beginning of period	75.2	57.6

Cash and cash equivalents – end of period	$83.0	$75.2

*	Prior period amounts have been adjusted due to an immaterial error, as previously reported, related to depreciation expense and additions to property, plant, and equipment as well as additional errors relating to these items and the change in inventories, all of which, individually and in the aggregate, are immaterial.

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BECKMAN COULTER, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$83.0	$75.2
Trade and other receivables, net	726.5	671.5
Inventories	523.9	455.8
Deferred income taxes	79.2	83.2
Prepaids and other current assets	75.5	52.4

Total current assets	1,488.1	1,338.1

Property, plant and equipment, net	867.4	721.0
Goodwill	707.4	672.7
Other intangible assets, net	418.4	397.4
Other assets	113.0	162.5

Total assets	$3,594.3	$3,291.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$224.8	$180.3
Accrued expenses	438.2	387.9
Income taxes payable	32.0	60.9
Notes payable	89.4	73.2
Current maturities of long-term debt	12.8	9.3

Total current liabilities	797.2	711.6

Long-term debt, less current maturities	888.6	952.0
Deferred income taxes	73.4	110.1
Other liabilities	393.4	363.7

Total liabilities	2,152.6	2,137.4

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	6.8	6.8
Additional paid-in capital	519.3	488.0
Retained earnings	1,246.2	1,076.4
Accumulated other comprehensive loss	(12.8)	(55.4)
Treasury stock, at cost	(317.8)	(361.5)
Common stock held in grantor trust, at cost	(17.8)	(16.8)
Grantor trust liability	17.8	16.8

Total stockholders’ equity	1,441.7	1,154.3

Total liabilities and stockholders’ equity	$3,594.3	$3,291.7

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BECKMAN COULTER, INC

KEY PRODUCT AREA AND GEOGRAPHICAL REVENUE

(in millions)

(unaudited)

	Quarter Ended December 31, 2007			Year Ended December 31, 2007
	$	Reported Growth %	Constant Currency Growth % *	$	Reported Growth %	Constant Currency Growth % *
Revenue by key product areas:
Chemistry Systems	$206.1	12.8	8.6	$749.5	10.7	8.2
Cellular Systems	235.2	5.5	1.7	840.9	4.3	2.3
Immunoassay Systems	157.6	19.2	15.0	595.8	23.0	20.2
Discovery and Automation Systems	190.1	9.2	4.9	575.1	2.6	—

	$789.0	10.8	6.8	$2,761.3	9.2	6.8

Revenue by geographic area:
United States	$380.6	4.2	4.2	$1,425.0	7.1	7.1
International	408.4	17.8	9.5	1,336.3	11.5	6.4

	$789.0	10.8	6.8	$2,761.3	9.2	6.8

*	Constant currency growth as presented herein and as discussed in this release represents:

Current period constant currency revenue less prior year reported revenue

Prior year reported revenue

Chemistry Systems include:

•	Autochemistry

•	Protein and rapid test products

Cellular Systems include:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay Systems include:

•	All immunoassay products

Discovery and Automation Systems include:

•	Life science tools (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

•	Clinical automation

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BECKMAN COULTER, INC

Revenue – By Market

Clinical Diagnostics and Life Science

(in millions)

(unaudited)

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Revenue by market areas:
Clinical Diagnostics Business	$520.3	$573.0	$559.1	$631.0	$2,283.4
Life Science Business	93.3	116.7	109.9	158.0	477.9

All Products	$613.6	$689.7	$669.0	$789.0	$2,761.3

Cash instrument sales	$103.9	$147.4	$134.2	$213.0	$598.5
Recurring revenue	509.7	542.3	534.8	576.0	2,162.8

Total	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Revenue by market areas:
Clinical Diagnostics Business	$467.3	$503.1	$511.1	$559.5	$2,041.0
Life Science Business	101.7	113.2	120.1	152.5	487.5

All Products	$569.0	$616.3	$631.2	$712.0	$2,528.5

Cash instrument sales	$117.5	$126.1	$147.7	$201.8	$593.1
Recurring revenue	451.5	490.2	483.5	510.2	1,935.4

Total	$569.0	$616.3	$631.2	$712.0	$2,528.5

Clinical Diagnostics Business:

•	Autochemistry

•	Protein and rapid test products

•	Clinical automation

•	All Immunoassay products

•	Molecular Diagnostics products

•	Hematology

•	Coagulation

•	Flow Cytometry and related products

Life Science Business:

•	Life Science Tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

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Beckman Coulter	Page 15 of 19

Reconciling Items to Non-GAAP Financial Measures

Certain disclosures in this release, prepared in accordance with GAAP, are accompanied by disclosures not prepared in conformity with GAAP. Management believes these disclosures provide investors a more complete understanding of the company’s results, as these income and expense items are not expected to recur in subsequent periods, or in the case of restructuring and supply chain initiatives, could vary significantly based upon the project or initiative. Given the significance and unusual nature of these items relative to the operating results for the periods presented, these items have been excluded in the measures reported for adjusted operating income, adjusted net earnings and adjusted earnings per share. These non-GAAP measures exclude the following items:

a)	Biosite Break-Up Fee – On May 17, 2007 the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid us a break up fee of $54 million. We recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter 2007.

b)	Rental Tax Dispute - In 1998, we entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with our Miami facility. In May 2005, Cardbeck notified us that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by us to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. During the second quarter 2007, we recorded an accrual of $2.4 million ($1.6 million sales tax and $.8 million in interest) for the anticipated amount of the settlement.

c)	NexGen Acquisition – In November 2007, we acquired the remaining 80.1% interest in NexGen for a total purchase price of $36 million. NexGen is a development stage enterprise, which was formed in connection with the acquisition of Lumigen in the prior year. Approximately $35 million of the purchase price was allocated to in-process research and development (“IPR&D”) during the fourth quarter since the acquired IPR&D technology is currently at the beginning of the applied research phase and will require significant costs to bring it out of the research stage.

d)	Miami Vacant Land Sale - In 2007, we sold vacant land adjacent to our Miami, Florida facility for $30.0 million. An additional $1.2 million remains in escrow for a portion of the land for which title is in dispute. We acquired the parcel of vacant land as part of our 1997 acquisition of Coulter Corporation. The gain on sale of $26.2 million was recorded in other non-operating income during the third quarter 2007.

e)	Beckman Coulter Foundation – Using proceeds from the Miami vacant land sale, we made a $9 million contribution to establish and fund the Beckman Coulter Foundation, during the third quarter 2007. The purpose of the non-profit Beckman Coulter Foundation is to benefit research and educational purposes. The donation is classified under other non-operating expense.

f)	Supply Chain Relocation – In January 2007, as part of our previously announced strategic supply chain management initiative, we announced the closure and relocation of certain manufacturing and distribution sites, mainly in the United States. In connection with these closures and relocations, we recorded charges related to severance and other costs of $4.2 million in the fourth quarter of 2007. Total supply chain relocation charges for full year 2007 were $16.9 million. During the second quarter of 2007 we recorded related asset impairment charges of $0.8 million.

g)	Agencourt Personal Genomics (“APG”) – In July 2006, we sold our non-controlling interest in APG, a developer of next-generation genetic technologies. We received approximately $50 million in cash and recognized a gain from the sale. This gain and our share of APG’s operating results of $28.7 million, net of taxes, are included in discontinued operations. Also, in connection with the sale an additional $6.0 million ($1.6 million, net of taxes) was held in escrow. In July 2007, pursuant to the terms of the sale agreement, we received $2.6 million, our proportional share of $6.0 million held in escrow. The additional gain on sale of $2.6 million was recorded in discontinued operations for the third quarter 2007.

h)	Restructuring Related Charges - In July 2005, we announced a strategic reorganization of our business to combine our Biomedical Research Division and Diagnostics Division into a single company structure. During 2006, we incurred charges of $13.2 million for severance and other restructuring costs and $2.3 million for asset impairment.

i)	Roche Research and Development Charge – During the third quarter 2006, we paid Roche Diagnostic a license fee in the amount of $27.5 million for rights to certain technologies in the clinical diagnostic field. The payment was recorded as a research and development charge.

j)	Pension Curtailment – During the third quarter 2006, we amended our pension plans by freezing benefits for certain employees effective December 31, 2006. As a result of this amendment, we incurred a net curtailment charge of approximately $4.0 million.

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Beckman Coulter	Page 16 of 19

k)	Applera – In April 2006, a settlement was reached in a legal dispute with Applera Corporation, and the parties granted royalty-bearing licenses to each other for certain patents. Applera’s Applied Biosystems Group made a $35.0 million special payment to us, and we will pay Applera $20 million over 10 quarters for rights to certain technologies in the diagnostics market. As a result, we recorded a $35 million gain and an $18.9 million research and development charge in connection with this settlement in the second quarter of 2006.

l)	Investigation Charges – During the second quarter 2006, the Audit and Finance Committee of our Board of Directors oversaw an investigation of claims made by a former employee. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that our financial statements and disclosures did not require revision. Approximately $2.9 million in legal, consulting and independent accounting firm fees were incurred in connection with this investigation.

m)	Debt Extinguishment – On June 1, 2006, approximately $56 million of our $100 million debentures were tendered by the holders of the debentures. In connection with this redemption, we incurred approximately $2.7 million in debt extinguishment costs in the second quarter 2006. During the fourth quarter of 2006, we used proceeds obtained from our convertible notes offering to redeem our $240 million senior notes. We recorded debt extinguishment costs of $5 million as a result of this redemption.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

(in millions except amounts per share)

(unaudited)

	Quarter Ended December 31,
	2007		2006
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$44.8	$0.69	$62.3	$0.97

Reconciling items:

NexGen acquisition (c)	35.4	0.55	—	—
Supply chain relocation (f)	4.2	0.07	—	—
Restructuring related charges (h)	—	—	2.6	0.04
Debt extinguishment (m)	—	—	5.0	0.08

Adjustment for income taxes	(14.8)	(0.23)	(4.1)	(0.06)

Adjusted net earnings	$69.6	$1.08	$65.8	$1.03

	Year Ended December 31,
	2007		2006
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$211.3	$3.30	$186.9	$2.92

Reconciling items:

Biosite break-up fee (a)	(40.6)	(0.64)	—	—
Rental tax dispute (b)	2.4	0.04	—	—
NexGen acquisition (c)	35.4	0.55	—	—
Beckman Coulter Foundation (e)	9.0	0.14	—	—
Miami vacant land sale (d)	(26.2)	(0.41)	—	—
Supply chain relocation (f)	16.9	0.28	—	—
Impairment charges (h)	0.8	0.01	2.3	0.04
Discontinued operation (APG) (g)	(1.6)	(0.03)	(28.7)	(0.45)
Restructuring related charges (h)	—	—	13.2	0.20
Roche research and development charge(i)	—	—	27.5	0.43
Pension curtailment (j)	—	—	4.0	0.06
Applera settlement (k)	—	—	(16.1)	(0.25)
Investigation charges (l)	—	—	2.9	0.05
Debt extinguishment (m)	—	—	7.7	0.12

Adjustment for income taxes	0.9	0.01	(15.6)	(0.24)

Adjusted net earnings	$208.3	$3.25	$184.1	$2.88

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN

(in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP operating income	$74.6	$100.8	$272.4	$262.9

Reconciling items:

Rental tax dispute (b)	—	—	1.6	—
NexGen acquisition (c)	35.4	—	35.4	—
Supply chain relocation (f)	4.2	—	16.9	—
Impairment charges (h)	—	—	0.8	2.3
Restructuring related charges (h)	—	2.6	—	13.2
Roche research and development charge(i)	—	—	—	27.5
Pension curtailment (j)	—	—	—	4.0
Applera settlement (k)	—	—	—	(16.1)
Investigation charges (l)	—	—	—	2.9

Adjusted operating income	$114.2	$103.4	$327.1	$296.7

GAAP operating margin	9.5%	14.2%	9.9%	10.4%

Impact of adjustments	5.0%	0.3%	1.9%	1.3%

Adjusted operating margin	14.5%	14.5%	11.8%	11.7%

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in millions)

(unaudited)

	Year Ended December 31,
	2007	2006
GAAP net earnings	$211.3	$186.9

Discontinued operations	(1.6)	(28.7)
Income taxes	83.0	57.0
Interest expense	49.3	55.7
Depreciation and amortization	205.5	169.7

EBITDA	$547.5	$440.6

BECKMAN COULTER, INC. RECONCILIATION OF FREE CASH FLOW (in millions) (unaudited)
	Year Ended December 31,
	2007	2006
Net cash provided by operating activities	$400.0	$282.8
Additions to property, plant and equipment	(277.3)	(276.3)

Free cash flow	$122.7	$6.5

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

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